EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") is made as of this 10th day of August, 2004, pursuant to Section 92A.190 of the Nevada Revised Statutes (the "NRS") and Section 252 of the General Corporation Law of the State of Delaware (the "GCL"), by and between iGames Entertainment, Inc. a Nevada corporation (the "Parent") and Money Centers of America, Inc., a Delaware corporation (the "Subsidiary").

                                    RECITALS:

         WHEREAS, the Parent is a corporation organized and existing under the laws of the State of Nevada;

         WHEREAS, the Subsidiary is a corporation organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of the Parent;

         WHEREAS, the Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with an authorized capital stock consisting of 12,500,000 shares of common stock, $.004 par value per share (the "Parent Common Stock"), 4,053,804 of which are issued and outstanding on the date hereof, and 5,000,000 shares of preferred stock, par value $0.004 per share (the "Parent Preferred Stock"), of which 1,531,640 shares of Series A Preferred Stock (the "Series A Stock") are outstanding on the date hereof;

         WHEREAS, there are issued and outstanding options to purchase Common Shares (the "iGames Options") and warrants to purchase such shares (the "iGames Warrants"), including without limitation warrants to purchase Common Shares issued in connection with the January 2004 merger of the Subsidiary into a subsidiary of Parent (the "Money Centers Merger Warrants");

         WHEREAS, the Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with an authorized capital stock consisting of 150,000 shares of common stock, $.001 par value per share, 100 shares of which are issued and outstanding on the date hereof and held by Parent, and 20,000,000 shares of preferred stock, $.001 par value per share, none of which is issued and outstanding;

         WHEREAS, the Subsidiary has no options (the "Subsidiary Options") or warrants (the "Subsidiary Warrants") issued and outstanding;

         WHEREAS, the respective Boards of Directors of the Parent and the Subsidiary have authorized and approved the merger of the Parent with and into the Subsidiary subject to and upon the terms and conditions of this Merger Agreement (the "Merger") and Sections 92A.120 and 92A.190 of the NRS and Section 252 of the GCL, and have approved this Merger Agreement and directed that it be executed by the undersigned officers and that it be submitted to the shareholders of the Parent for their approval; and

         WHEREAS, the parties hereto desire that the Parent merge with and into the Subsidiary and that the Subsidiary shall continue as the surviving corporation in such merger, which is intended to qualify as a tax-free reorganization under Section 368(a)(1)(F) or 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, upon the terms and subject to the conditions herein set forth and in accordance with the laws of the State of Nevada and the laws of the State of Delaware (the "Merger").

NOW THEREFORE, the parties hereto hereby agree as follows:

                                    ARTICLE I

                          PRINCIPAL TERMS OF THE MERGER

         Section 1.1 Merger of Parent into Subsidiary. At the Effective Time of the Merger (as defined in Section 1.2 hereof), the Parent shall merge with and into the Subsidiary in accordance with the NRS and the DGCL. The separate existence of the Parent shall thereupon cease and the Subsidiary shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware.

         Section 1.2 Effective Time of the Merger. The Merger shall become effective as of the date and time (the "Effective Time of the Merger") the following actions are completed: (a) appropriate articles of merger are filed with the Secretary of State of the State of Nevada pursuant to Section 92A.200 of the NRS, and (b) an appropriate certificate of merger is filed with the Secretary of the State of Delaware in accordance with Section 252 of the DGCL.

         Section 1.3 Effects of the Merger. At the Effective Time of the Merger, the Merger shall have the effects specified in the NRS, the DGCL and this Merger Agreement.

         Section 1.4 Certificate of Incorporation and Bylaws. At the Effective Time of the Merger, the Certificate of Incorporation and bylaws of the Subsidiary, as in effect immediately prior to the Effective Time of the Merger, shall become the Certificate of Incorporation and bylaws of the Surviving Corporation until duly amended in accordance with their terms and as provided by the DGCL.

         Section 1.5 Directors and Officers. At the Effective Time of the Merger, the directors and officers of the Subsidiary in office at the Effective Time of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the Certificate of Incorporation and bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.

         Section 1.6 Shareholders' Dissenters Rights. The Shareholders of the Parent are entitled to dissenters' rights under sections 92A.300 through 92A.500 of the NRS.

                                   ARTICLE II

                        CONVERSION AND EXCHANGE OF STOCK

         Section 2.1 Conversion. At the Effective Time of the Merger, each of the following transactions shall be deemed to occur simultaneously:

         (a) Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) validly issued, fully paid and nonassessable share of the Surviving Corporation's common stock, par value $0.001 per share (the "Surviving Corporation Common Stock").

         (b) Each share of Series A Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one and 15/100 (1.15) validly issued, fully paid and nonassessable shares of Surviving Corporation Common Stock.

         (c) Each option to purchase shares of Parent Common Stock outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an option to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Common Stock, which is equal to the number of shares of Parent Common Stock that the optionee would have received had the optionee exercised such option in full immediately prior to the Effective Time of the Merger (whether or not such option was then exercisable) and the exercise price per share under each of said options shall be the exercise price per share thereunder immediately prior to the Effective Time of the Merger, unless otherwise provided in the instrument granting such option.

         (d) Each warrant (other than Money Centers Merger Warrants) to purchase shares of Parent Common Stock outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a warrant to purchase, upon the same terms and conditions, the number of shares of Surviving Corporation Common Stock which is equal to the number of shares of Parent Common Stock that the warrant holder would have received had the warrant holder exercised such warrant in full immediately prior to the Effective Time of the Merger (whether or not such warrant was then exercisable) and the exercise price per share under each of said warrants shall be the exercise price per share thereunder immediately prior to the Effective Time of the Merger, unless otherwise provided in the instrument granting such warrant.

         (d) Each Money Centers Merger Warrant outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one and 15/100 (1.15) validly issued, fully paid and nonassessable shares of Surviving Corporation Common Stock.

         (e) Each share of the Subsidiary's Common Stock issued and outstanding immediately prior to the Effective Time of the Merger and held by the Parent shall be canceled without any consideration being issued or paid therefor.

         Section 2.2  Exchange.

         (a) After the Effective Time of the Merger, each certificate theretofore representing issued and outstanding shares of Parent Common Stock shall represent one (1) share of Surviving Corporation Common Stock.

         (b) At any time on or after the Effective Time of the Merger, each holder of an outstanding certificate theretofore representing Parent Common Stock will be requested to surrender such certificate to _________________ as the exchange agent (the "Exchange Agent"). As soon as practicable after the surrender to the Exchange Agent of any certificate which prior to the Merger represented shares of Parent Common Stock, together with a duly executed transmittal letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate has been issued certificates registered in the name of such person representing the number of full shares of the Surviving Corporation's Stock into which the shares of Parent Common Stock previously represented by the surrendered certificate shall have been reclassified.

         (c) No certificates or scrip representing fractional shares of Surviving Corporation Common Stock shall be issued in connection with the Merger. Instead, stockholders holding a number of shares of Parent Common Stock not evenly divisible by the exchange ratio, and stockholders holding less than the exchange ratio of shares of Parent Common Stock, upon surrender of their old certificates, will receive cash in lieu of fractional shares of Surviving Corporation Common Stock. The price payable by the Parent will be determined by multiplying the fraction of a share of new Surviving Corporation Common Stock by the closing price for that number of shares as determined by the Board of Directors of Parent Common Stock at the Effective Time of the Merger for which transactions in Parent Common Stock are reported, as reported by the Nasdaq Over the Counter Bulletin Board.

                                   ARTICLE III

                EMPLOYEE BENEFIT AND INCENTIVE COMPENSATION PLANS

         At the Effective Time of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which the Parent is then a party shall be assumed by, and continue to be the plan of, the Surviving Corporation. To the extent any employee benefit plan, incentive compensation plan or other similar plan of the Parent provides for the issuance or purchase of, or otherwise relates to, Parent Common Stock, after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Surviving Corporation Common Stock.

                                   ARTICLE IV

                                   CONDITIONS

         Consummation of the Merger is subject to the satisfaction at or prior to the Effective Time of the Merger of the following conditions:

         Section 4.1 Shareholder Approval. This Merger Agreement and the Merger shall have been adopted and approved by the affirmative vote of a majority of the votes entitled to be cast by all shareholders of the Parent entitled to vote on the record date fixed for determining the shareholders of the Parent entitled to vote thereon. This Agreement and the Merger shall also have been adopted and approved by the Parent as the holder of all the outstanding shares of the Subsidiary's Common Stock prior to the Effective Time of the Merger.

         Section 4.2 Third Party Consents. The Parent shall have received all required consents to and approvals of the Merger.

                                    ARTICLE V

                                  MISCELLANEOUS

         Section 5.1 Amendment. This Merger Agreement may be amended, modified or supplemented in whole or in part, at any time prior to the Effective Time of the Merger with the mutual consent of the boards of directors of the parties hereto; provided, however, that the Merger Agreement may not be amended after it has been adopted by the shareholders of the Parent in any manner which, in the judgment of the board of directors of the Parent, would have a material adverse effect on the rights of such shareholders or in any manner not permitted under applicable law.

         Section 5.2 Termination. This Merger Agreement may be terminated or abandoned by the parties hereto at any time prior to the filing of the certificate of merger notwithstanding approval of this Merger Agreement by the shareholders of either or both of the Parent or the Subsidiary.

         Section 5.3 Necessary Actions, etc. If at any date after the Effective Time of the Merger, the Surviving Corporation shall consider that any assignments, transfers, deeds or other assurances in law are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to any property or rights of the Parent, the Parent and its officers and directors at the Effective Time of the Merger shall execute and deliver such documents and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Parent or otherwise to take any and all such action.

         Section 5.4 Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

         Section 5.5 Descriptive Headings. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Merger Agreement.

         Section 5.6 Governing Law. This Merger Agreement shall be construed in accordance with the laws of the State of Delaware, except to the extent the laws of the State of Nevada shall mandatorily apply to the Merger.

         IN WITNESS WHEREOF, the undersigned officers of each of the parties to this Merger Agreement, pursuant to authority duly given by their respective boards of directors, have caused this Merger Agreement to be duly executed on the date set forth above.

                                       IGAMES ENTERTAINMENT, INC.

                                       By: /s/ Christopher M. Wolfington
                                           -----------------------------
                                           Christopher M. Wolfington
                                           Chief Executive Officer


                                       MONEY CENTERS OF AMERICA, INC.

                                       By: /s/ Christopher M. Wolfington
                                           -----------------------------
                                           Christopher M. Wolfington
                                           Chief Executive Officer